     Exhibit 99
Company Contact:
Steven M. Klein
Chief Financial Officer
Tel: (732) 499-7200 ext. 2510
FOR IMMEDIATE RELEASE
NORTHFIELD BANCORP, INC.
ANNOUNCES FOURTH QUARTER AND YEAR END 2009 RESULTS
BOARD DECLARES SIXTH QUARTERLY CASH DIVIDEND OF $0.04 PER COMMON SHARE
NOTABLE ITEMS INCLUDE:
•	EARNINGS PER SHARE INCREASED 25% TO $0.10 FOR THE QUARTER ENDED DECEMBER 31, 2009, COMPARED TO $0.08 FOR THE SAME QUARTER IN 2008

•	NET INTEREST INCOME INCREASED OVER 20% FOR THE QUARTER AND THE YEAR, COMPARED TO THE COMPARABLE PERIODS IN 2008

•	LOANS INCREASED 24% IN 2009

•	DEPOSITS INCREASED OVER 28% DURING THE YEAR

•	CAPITAL STRONG AT 19.6% OF TOTAL ASSETS

•	NONPERFORMING LOANS TOTAL $41.8 MILLION COMPARED TO $35.7 MILLION AT SEPTEMBER 30, 2009 — LOANS 30 TO 89 DAYS DELINQUENT MODERATE TO $28.3 MILLION FROM $35.5 MILLION AT SEPTEMBER 30, 2009

•	$15.4 MILLION ALLOWANCE FOR LOAN LOSSES REPRESENTS 2.11% OF TOTAL LOANS
Avenel, New Jersey, January 27, 2010... Northfield Bancorp, Inc. (NasdaqGS:NFBK-News), the holding company for Northfield Bank, reported basic and diluted earnings per common share of $0.10 for the quarter ended December 31, 2009, as compared to $0.08 for the quarter ended December 31, 2008. Basic and diluted earnings per common share for the year ended December 31, 2009 and 2008, were $0.28 and $0.37, respectively. Excluding a $2.5 million, or $0.06 per common share, nontaxable, death benefit from bank owned life insurance realized in the first quarter of 2008, basic and diluted earnings per common share for the year ended December 31, 2008, were $0.31.
Commenting on the fourth quarter and year end results, John W. Alexander, the Company’s Chairman and Chief Executive Officer noted “Our earnings, capital, and liquidity have remained strong during this period of significant economic instability. We continue to follow the conservative and disciplined operating model we have developed over the past 122 years. We remain focused on our fundamental growth drivers-originating high quality commercial real estate and multi-family loans, and attracting core deposits, both of which allow us to help meet the financial needs of our community. We continue to be proactive in resolving troubled loans, and are working to maximize collectability, while assisting borrowers through these difficult times.” Mr. Alexander continued, “We also are pleased to announce the declaration of our sixth quarterly cash dividend of $0.04 per common share, payable on February 24, 2010, to stockholders of record as of February 10, 2010.”

Financial Condition
Total assets increased to a record $2.0 billion at December 31, 2009, from $1.8 billion at December 31, 2008. The increase was primarily attributable to increases in securities of $167.4 million and loans held for investment, net of $139.3 million, partially offset by a decrease of $53.7 million in certificates of deposit in other financial institutions. Loans held for investment, net totaled $729.3 million at December 31, 2009, as compared to $590.0 million at December 31, 2008. The increase was primarily in multi-family real estate loans which increased $69.9 million, or 64.4%, to $178.4 million, from $108.5 million at December 31, 2008. In addition, the Company purchased approximately $35.3 million of insurance premium finance loans during the quarter ended December 31, 2009, and grew this portfolio to $40.4 million at year end. Commercial real estate loans increased $38.7 million, or 13.4%, to $327.8 million, commercial and industrial loans increased $8.2 million, or 74.6%, to $19.3 million, and home equity loans increased $1.9 million, or 8.0%, from $24.2 million at December 31, 2008. These increases were partially offset by decreases in residential loans, and land and construction loans.
The Company’s securities portfolio totaled $1.1 billion at December 31, 2009, as compared to $974.6 million at year end 2008. At December 31, 2009, $798.9 million were residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, and Ginnie Mae. At the end of 2009, the Company also held residential mortgage-backed securities not guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae, referred to as “private label securities.” These private label securities had an amortized cost of $177.1 million and an estimated fair value of $176.7 million at December 31, 2009. These private label securities portfolios were in a net unrealized loss position of $459,000, consisting of gross unrealized losses of $3.9 million and gross unrealized gains of $3.4 million.
Of the $176.7 million in private label securities, three securities with an estimated fair value of $16.6 million are rated less than AAA at December 31, 2009. Of the three securities, one had an estimated fair value of $5.5 million and was rated AA, another had an estimated fair value of $5.9 million and was rated Baa2, and the remaining security had an estimated fair value of $5.2 million and was rated CCC. During the quarter ended September 30, 2009, the Company recognized an other-than-temporary impairment of $1.4 million on the $5.2 million security that was rated CCC. Since management does not have the intent to sell the security, and it is more likely than not that the Company will not be required to sell the security before the anticipated recovery of the estimated fair value, the credit component of $176,000 was recognized in earnings for the quarter ended September 30, 2009, and the non-credit component of $1.2 million was recorded as a component of accumulated other comprehensive income, net of tax. The Company continues to receive principal and interest payments in accordance with the contractual terms on each of these securities. Management has evaluated, among other things, delinquency status, estimated prepayment speeds and the estimated default rates and loss severity in liquidating the underlying collateral for each of these three securities. As a result of management’s evaluation of these securities, the Company believes that unrealized losses at December 31, 2009, are temporary, and as such, are recorded as a component of accumulated other comprehensive income, net of tax. All other losses within the Company’s investment portfolio were deemed to be temporary at December 31, 2009.
Nonperforming loans totaled $41.8 million (5.73% of total loans) at December 31, 2009, $35.7 million (5.36% of total loans) at September 30, 2009, $31.0 million (4.71% of total loans) at June 30, 2009, $24.1 million (3.86% of total loans) at March 31, 2009, and $9.6 million, (1.63% of total loans) at December 31, 2008. The following table also shows, for the same dates, troubled debt restructurings on which interest is accruing, and accruing loans delinquent 30 to 89 days.

	December 31,	September 30,	June 30,	March 31,	December 31,
	2009	2009	2009	2009	2008
Non-accruing loans	$30,914	19,232	16,016	13,166	8,552
Non-accruing loans subject to restructuring agreements	10,717	11,003	11,494	9,650	950

Total non-accruing loans	41,631	30,235	27,510	22,816	9,502
Loans 90 days or more past maturity and still accruing	191	5,487	3,483	1,281	137

Total non-performing loans	41,822	35,722	30,993	24,097	9,639
Other real estate owned	1,938	933	993	1,071	1,071

Total non-performing assets	$43,760	36,655	31,986	25,168	10,710

Loans subject to restructuring agreements and still accruing	$7,250	7,258	6,838	2,414	—

Accruing loans 30 to 89 days delinquent	$28,283	35,466	33,290	32,550	6,150
Non-accruing loans increased $11.4 million, to $41.6 million at December 31, 2009, from $30.2 million at September 30, 2009. This increase is primarily attributable to eight commercial real estate loans totaling $11.8 million placed on non-accrual status during the fourth quarter of 2009. In addition, three one-to-four family real estate loans totaling $1.1 million were moved to non-accrual status at December 31, 2009. These increases were partially offset by payments received and applied to principal.
Non-accruing loans subject to restructuring agreements decreased to $10.7 million at December 31, 2009, from $11.0 million at September 30, 2009, primarily due to payments received, and applied to principal, on the respective loans within this category.
At December 31, 2009, non-accruing loans subject to restructuring agreements that were performing in accordance with the restructured terms amounted to $7.0 million, or 64.9%, of the $10.7 million outstanding. At September 30, 2009, non-accruing loans subject to restructuring agreements that were performing in accordance with the restructured terms amounted to $10.1, or 91.5%, of the $11.0 million outstanding. This decrease was primarily attributable to one commercial real estate loan that was 31 days past due at December 31, 2009.
Loans 90 days or more past maturity and still accruing interest decreased to $191,000 from $5.5 million at September 30, 2009. This decrease is primarily attributable to renewal of loans past maturity at September 30, 2009.
Generally, loans are placed on non-accruing status when they become 90 days or more delinquent, and remain on non-accrual status until they are brought current, have six months of performance under the loan terms, and factors indicating reasonable doubt about the timely collection of payments no longer exist. Therefore, loans may be current in accordance with their loan terms, or may be less than 90 days delinquent and still be on a non-accruing status. The following table details the delinquency status of non-accruing loans at December 31, 2009:

	Days Past Due
(in thousands)	0 - 30	31 - 89	90 +	Total
Real estate loans:
Commercial	$2,585	10,480	15,737	28,802
One -to- four family residential	—	392	1,674	2,066
Construction and land	5,864	—	979	6,843
Multifamily	—	530	1,589	2,119
Home equity and lines of credit	62	—	—	62
Commercial and industrial loans	1,470	—	269	1,739

Total non-accruing loans	$9,981	11,402	20,248	41,631

Total liabilities increased to $1.6 billion at December 31, 2009, from $1.4 billion at December 31, 2008. The increase was primarily attributable to an increase in deposits of $292.4 million, or 28.5%, partially offset by a decrease in borrowings of $52.7 million, or 15.9%, over the same time period. The increase in deposits for the year ended December 31, 2009, was primarily due to an increase of $161.7 million in certificates of deposit and an increase of $130.7 million in core deposits (money market, transaction, passbook and statement savings). The decrease in borrowings was primarily attributable to maturities during the year.
Total stockholders’ equity increased to $391.5 million at December 31, 2009, from $386.6 million at December 31, 2008. The increase was primarily attributable to net income of $12.1 million for the year ended December 31, 2009, and other comprehensive income of $12.2 million resulting primarily from a decrease in market interest rates that resulted in an increase in the estimated fair value of our securities available for sale. The increase in stockholders’ equity also was attributable to a $3.0 million increase in additional paid-in capital primarily related to the recognition of compensation expense associated with equity awards. These increases were partially offset by $19.9 million in stock repurchases and the payment of approximately $3.0 million in dividends for the year ended December 31, 2009. In February 2009, the Company’s Board of Directors authorized a stock repurchase program pursuant to which the Company may repurchase up to 2,240,153 shares of its outstanding shares. The Company is conducting the repurchases in accordance with a Rule 10b5-1 trading plan, and through December 31, 2009, has purchased 1,716,063 shares of common stock, at an average cost of $11.61 per share.
On a standalone basis, Northfield Bank’s Tier 1 (core) capital ratio was approximately 14.35%, at December 31, 2009. The Bank’s Tier 1 risk-based capital ratio was approximately 27.24% at the same date. These ratios continue to significantly exceed the required regulatory capital necessary to be considered “well capitalized” under federal capital regulations.
Results of Operations
Net income for the quarter and year ended December 31, 2009, was $4.0 million and $12.1 million, as compared to $3.4 million and $15.8 million, respectively, for the comparable prior year periods. Net income for the year ended December 31, 2008, included a $2.5 million, nontaxable, death benefit on bank owned life insurance realized in the first quarter of 2008.
Net income increased $644,000, or 19.0%, for the quarter ended December 31, 2009, as compared to the quarter ended December 31, 2008. Net interest income increased $2.8 million, or 22.6%, due primarily to interest earning assets increasing $302.2 million, or 18.6%, and net interest margin increasing 10 basis points, or 3.3%, over the prior year comparable quarter. Non-interest income increased $816,000, or 112.3%, over the same time period, primarily as a result of $414,000 in gains on securities transactions during the quarter ended December 31, 2009, as compared to $538,000 in losses on securities transactions during the quarter ended December 31, 2008. Securities gains in the fourth quarter of 2009 included gross realized gains of $293,000 on the sale of smaller balance mortgage-backed securities. The Company routinely sells these smaller securities as the cost of servicing becomes prohibitive. Securities gains in the fourth quarter of 2009 also included $121,000 related to the Company’s trading portfolio which is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the plan. The participants of this plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk, of changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in non-interest expense, reflecting the change in the Company’s obligations under the plan.
The provision for loan losses was $1.6 million for the quarter ended December 31, 2009, a decrease of $396,000, or 20.1%, from the $2.0 million provision recorded in the quarter ended December 31, 2008. Although loan growth in the fourth quarter of 2009 exceeded that of the comparable period of 2008, the increased growth was primarily in lower risk loans secured by insurance policies, and thus required lower loan loss reserves. The decrease in the provision for loan losses also was due to a smaller increase in general loss risk factors due to a moderation in economic factors and a decline in loans delinquent 30-89 days, as compared to the quarter ended December 31, 2008. The provision for loan losses in the fourth quarter of 2009 was not significantly affected by the increase in non-accruing loans in the quarter ended December 31, 2009, as compared to the quarter ended December 31, 2008, as the increase related primarily to loans that were considered well secured by commercial real estate. Net-charge-offs for the quarter ended December 31, 2009, were $354,000, as compared to $926,000 for the quarter ended December 31, 2008.

Net income for the quarter ended December 31, 2009, also was negatively affected by an increase of $2.8 million in non-interest expense which was attributable, in part, to a $756,000 increase in compensation expense related to equity awards granted in January 2009, and $280,000 in higher FDIC deposit insurance expense.
Net income decreased $3.8 million, or 23.7%, for the year ended December 31, 2009, as compared to the year ended December 31, 2008, due primarily to a $2.5 million, nontaxable, death benefit realized on bank owned life insurance in the first quarter of 2008, and an increase in the provision for loan losses of $4.0 million, from $5.1 million for year ended December 31, 2008, to $9.0 million for the year ended December 31, 2009. The increase in the provision for loan losses in the current year was due to a number of factors including an increase in total loans outstanding, an increase in non-performing loans, and impairment losses on specific loans. There also were increases in general loss factors utilized in management’s estimate of credit losses inherent in the loan portfolio in recognition of the current economic environment and real estate market. Net charge-offs for the year ended December 31, 2009, totaled $2.4 million, as compared to $1.9 million for the year ended December 31, 2008.
Net income for the year ended December 31, 2009, also was negatively affected by an increase in non-interest expense of $9.4 million. This includes a $2.1 million increase in FDIC deposit insurance expense for the year ended December 31, 2009, of which approximately $770,000 related to the FDIC’s special assessment recognized in the second quarter of 2009. Non-interest expense also increased in 2009 due to an increase of $5.2 million in compensation and employee benefits expense, which included $2.1 million for equity awards. The remaining increase in employee compensation and benefits costs pertained to an increase of approximately $1.9 million related to the deferred compensation plan, coupled with higher health care costs, and merit and market salary adjustments effective January 1, 2009. Non-interest expense also increased in 2009 due to higher levels of professional fees associated with loan restructurings and collection efforts, increases in personnel, and higher premises and equipment costs associated with additional back office operation leasehold improvements, branch improvements, and lease payments on future branch locations. These increases in expense were partially offset by an increase in net interest income of $9.8 million, or 20.9%, from $46.8 million for the year ended December 31, 2008, to $56.6 million for the year ended December 31, 2009. The increase in net interest income was due primarily to interest earning assets increasing $298.9 million, or 20.0%, and expansion in the net interest margin of three basis points.
The Company recorded income tax expense of $2.2 million and $6.6 million for the quarter and year ended December 31, 2009, respectively. The effective tax rate for the quarter ended December 31, 2009, was 35.1%, as compared to 31.6% for the quarter ended December 31, 2008. The increase in the effective tax rate was the result of a higher level of taxable income in 2009 as compared to 2008. The effective tax rate for the year ended December 31, 2009, was 35.4%, as compared to 31.2% for the year ended December 31, 2008. The increase in the effective tax rate was the result of a higher percentage of pre-tax income being subject to taxation in 2009, as compared to 2008. Income on bank owned life insurance in 2008 included a $2.5 million, nontaxable, death benefit.
Forward-Looking Statements: This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.
(Tables to follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At	At
	December 31, 2009	December 31, 2008
Selected Financial Condition Data:
Total assets	$2,002,274	$1,757,761
Cash and cash equivalents	42,544	50,128
Certificates of deposit (fully insured by the FDIC)	—	53,653
Trading securities	3,403	2,498
Securities available for sale, at estimated fair value	1,131,803	957,585
Securities held to maturity	6,740	14,479
Loans held for investment, net	729,269	589,984
Allowance for loan losses	(15,414)	(8,778)
Net loans held for investment	713,855	581,206
Non-performing loans(1)	41,822	9,639
Other real estate owned	1,938	1,071
Bank owned life insurance	43,750	42,001
Federal Home Loan Bank of New York stock, at cost	6,421	9,410

Borrowed funds	279,424	332,084
Deposits	1,316,885	1,024,439
Total liabilities	1,610,734	1,371,183
Total stockholders’ equity	391,540	386,578

	Quarter Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Selected Operating Data:
Interest income	$22,218	$20,603	$85,568	$75,049
Interest expense	7,002	8,190	28,977	28,256

Net interest income before provision for loan losses	15,216	12,413	56,591	46,793
Provision for loan losses	1,572	1,968	9,038	5,082

Net interest income after provision for loan losses	13,644	10,445	47,553	41,711
Non-interest income	1,543	727	5,393	6,153
Non-interest expense	8,982	6,224	34,254	24,852

Income before income tax expense	6,205	4,948	18,692	23,012
Income tax expense	2,175	1,562	6,618	7,181

Net income	$4,030	$3,386	$12,074	$15,831

Basic and diluted earnings per share (2)(3)	$0.10	$0.08	$0.28	$0.37

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At or For the Three
	Months Ended		At or For the Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Selected Financial Ratios:
Performance Ratios(4):
Return on assets (ratio of net income to average total assets)	0.80%	0.79%	0.64%	1.01%
Return on equity (ratio of net income to average equity)	4.05	3.57	3.09	4.22
Average equity to average total assets	19.71	22.13	20.82	23.84
Interest rate spread	2.69	2.37	2.66	2.44
Net interest margin	3.13	3.03	3.16	3.13
Efficiency ratio(5)	53.59	47.37	55.26	46.94
Non-interest expense to average total assets	1.78	1.45	1.82	1.58
Average interest-earning assets to average interest-bearing liabilities	129.67	133.04	130.44	136.94
Asset Quality Ratios:
Non-performing assets to total assets	2.19	0.61	2.19	0.61
Non-performing loans to total loans held for investment, net	5.73	1.63	5.73	1.63
Allowance for loan losses to non-performing loans	36.86	91.07	36.86	91.07
Allowance for loan losses to total loans	2.11	1.49	2.11	1.49
Annualized net charge-offs to total average loans	0.20	0.64	0.37	0.38
Provision for loan losses as a multiple of net charge-offs	4.44	2.12	3.76	2.63

(1)	Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing, and are included in loans held-for-investment, net.

(2)	Basic net income per common share is calculated based on 41,713,862 and 43,155,767 average shares outstanding for the three months ended December 31, 2009, and December 31, 2008, respectively. Basic net income per common share is calculated based on 42,405,774 and 43,133,856 average shares outstanding for the year ended December 31, 2009, and December 31, 2008, respectively. Diluted earnings per share for the three months and year ended December 31, 2009 is calculated based on 41,949,757 and 42,532,568 average shares outstanding, respectively. There were no dilutive shares for the three months and year ended December 31, 2008.

(3)	Year ended December 31, 2008 amounts include a $2.5 million, nontaxable, death benefit realized on bank owned life insurance.

(4)	Annualized when appropriate.

(5)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands)

		For the Quarter Ended December 31,
	2009			2008
	Average		Average	Average		Average
	Outstanding		Yield/ Rate	Outstanding		Yield/ Rate
	Balance	Interest	(1)	Balance	Interest	(1)

Interest-earning assets:
Loans	$713,356	$10,814	6.01%	$578,147	$8,894	6.12%
Mortgage-backed securities	903,297	9,836	4.32	939,287	10,875	4.61
Other securities	256,541	1,395	2.16	24,734	166	2.67
Federal Home Loan Bank of New York stock	6,711	99	5.85	10,557	114	4.30
Interest-earning deposits in financial institutions	51,413	74	0.57	76,363	554	2.89

Total interest-earning assets	1,931,318	22,218	4.56	1,629,088	20,603	5.03
Non-interest-earning assets	71,683			76,985

Total assets	$2,003,001			$1,706,073

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$614,032	1,457	0.94	$517,254	2,218	1.71
Certificates of deposit	589,176	2,869	1.93	360,809	2,811	3.10

Total interest-bearing deposits	1,203,208	4,326	1.43	878,063	5,029	2.28
Borrowed funds	286,250	2,676	3.71	346,477	3,161	3.63

Total interest-bearing liabilities	1,489,458	7,002	1.87	1,224,540	8,190	2.66
Non-interest bearing deposit accounts	105,797			90,461
Accrued expenses and other liabilities	13,035			13,479

Total liabilities	1,608,290			1,328,480
Stockholders’ equity	394,711			377,593

Total liabilities and stockholders’ equity	$2,003,001			$1,706,073

Net interest income		$15,216			$12,413

Net interest rate spread (2)			2.69			2.37
Net interest-earning assets (3)	$441,860			$404,548

Net interest margin (4)			3.13%			3.03%
Average interest-earning assets to interest-bearing liabilities			129.67			133.04

(1)	Average yields and rates for the three months ended December 31, 2009, and 2008 are annualized.

(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands)

	For the Year Ended December 31,
	2009			2008
	Average			Average
	Outstanding		Average	Outstanding		Average
	Balance	Interest	Yield/ Rate	Balance	Interest	Yield/ Rate

Interest-earning assets:
Loans	$653,748	$38,889	5.95%	$503,897	$31,617	6.27%
Mortgage-backed securities	920,785	42,256	4.59	844,435	38,072	4.51
Other securities	126,954	3,223	2.54	35,977	1,348	3.75
Federal Home Loan Bank of New York stock	7,428	399	5.37	11,653	652	5.60
Interest-earning deposits in financial institutions	83,159	801	0.96	97,223	3,360	3.46

Total interest-earning assets	1,792,074	85,568	4.77	1,493,185	75,049	5.03
Non-interest-earning assets	87,014			80,649

Total assets	$1,879,088			$1,573,834

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$566,894	6,046	1.07	$445,382	5,866	1.32
Certificates of deposit	509,610	12,168	2.39	367,806	12,656	3.44

Total interest-bearing deposits	1,076,504	18,214	1.69	813,188	18,522	2.28
Borrowed funds	297,365	10,763	3.62	277,227	9,734	3.51

Total interest-bearing liabilities	1,373,869	28,977	2.11	1,090,415	28,256	2.59
Non-interest bearing deposit accounts	99,950			94,499
Accrued expenses and other liabilities	14,075			13,703

Total liabilities	1,487,894			1,198,617
Stockholders’ equity	391,194			375,217

Total liabilities and stockholders’ equity	$1,879,088			$1,573,834

Net interest income		$56,591			$46,793

Net interest rate spread (1)			2.66			2.44
Net interest-earning assets (2)	$418,205			$402,770

Net interest margin (3)			3.16%			3.13%
Average interest-earning assets to interest-bearing liabilities			130.44			136.94

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(3)	Net interest margin represents net interest income divided by average total interest-earning assets.
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